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                                                                     EXHIBIT 5.1

Opinion of Hall, Estill, Hardwick, Gable, Golden & Nelson




                               November 30, 2000



Multimedia Games, Inc.
8900 Shoal Creek Boulevard, Suite 300
Austin, Texas 78757


          RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:


     We have examined the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-23123), to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 250,000 additional shares of your Common Stock (the "Shares") issuable upon the exercise of options granted under the Company's 1996 Stock Incentive Plan (the "Plan") referred to therein. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken by you in connection with the issuance of the Shares.

     It is our opinion that the Shares , when issued and paid for in accordance with the terms of the Plan, will be legally and validly issued, fully paid, and nonassessable.

     We consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 1 to Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.


                                       Very truly yours,

                                       HALL, ESTILL, HARDWICK, GABLE, GOLDEN &
                                       NELSON, P.C.